EXHIBIT 10.6

April 18, 2017

RE: Offer of Employment Dear Mr. Burns:

Dear Mr. Burns:

I am pleased to offer you a position with Petrolia Energy, a Texas Corporation (the “Company”).  This letter serves to confirm to you our offer of employment pursuant to the following terms and conditions:

1          Position.   If you decide to join us, you will start in a full-time position as President beginning on Wednesday, April 19, 2017.  You will have the duties and responsibilities customarily associated with such position and otherwise assigned to you by the Company. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company. Your will report directly to the Chief Executive Officer of the Company.

2.          Compensation and Employee Benefits. You will be paid a minimum salary at the rate of $300,000 per year, which will be paid bi-weekly in accordance with the Company's standard payroll procedures. The annual bonus is based on the annual performance of the Company's stock which is set at starting base of $0.14. For example, if the annualized increase of the Company's stock for the previous year is 20%. the minimum bonus would be $60,000 (Salary X 20%). Furthermore, for the first year of your employment with the Company, you have agreed to be paid the $300,000 per year salary in the form of 1,400.000 common shares of Petrolia and $100,000 in annual cash salary. The $100,000 paid in salary portion would immediately commence after $1 million is raised from the 4-19-17 Preferred Series A Offering or a material event which brings cash into the Company (asset sale or change of control). A one-time signing bonus of 1,000.000 shares of Petrolia will be granted to you upon execution of this agreement.

3.          Annual Performance Options. The initial target Performance Option grant is 1,000,000 Class A Units at an exercise price of $0.14, Subject to Award vested equally over 36 months from grant date. Subsequent years annual Performance Option grants will be determined by the Executive Incentive Plan.

4.          Benefits.  As a Company employee, you will also be eligible to participate in a number of Company sponsored benefits as offered to its employees as they are adopted and introduced, all as determined by the Company. You will also be entitled to 6 weeks paid personal time off benefits in accordance with the Company's personal time off policy for employees, with the timing and duration of specific vacations to be mutually and reasonably agreeable to you and your Manager.

5.          Withholding Taxes. All forms of compensation referred to in this letter are subject to any applicable withholding and payroll taxes.

6.          Confidential Information and Limited Non-competition Agreement. As a condition to your employment with the Company, you will be required to sign the Company's standard Confidential Information, a copy of which is enclosed with this letter.
710 N Post Oak Road, Suite 512, Houston, TX  77024

7.          Employment Relationship.
(a) Employment with the Company is for no specific period of time and constitutes at will" employment. As a result, you are free to resign at any time, for any reason or no reason at all, we request, however, that in the event of resignation, you give the Company at least two-weeks prior notice. The Company will provide you with 30 days notice prior to any termination. Nothing in this letter or any written or oral statement by the Company or any other person shall alter the "at will" nature of your employment with the Company.  If the employee resigns or terminates the employment relationship, there is no additional compensation due the employee other than what has already been earned (ex. annual bonus, Performance Options, etc.).  If the employer terminates the employment relationship, the employer will pay 1 2 months' base salary as compensation in addition to the compensation during the 30 days notice.

(b) As a Company employee, you will be expected to abide by all Company rules and regulations. Any contrary representations that may have been made to you are superseded by this offer.  You acknowledge that you have been provided with a copy of the Company's employee handbook which sets forth, among other things, several rules and regulations of the Company. You agree to abide by the policies, statements, rules and regulations set forth in such handbook and acknowledge that the Company is authorized to take the actions permitted in such handbook.

(c) Normal working hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday, as an exempt employee you will he expected to work additional hours as required by your assignments yet you will also be allowed to work from home when appropriate.

(d) The Company reserves the right to conduct background investigations, reference checks and/or drug or alcohol tests on all its potential and existing employees. Your job offer and continued employment, therefore, are contingent upon a clearance of such a background investigation, reference check and/or drug or alcohol tests, if any.

(e) This Section 7 is the full and complete agreement between you and the Company on the terms set forth in this Section 7. Although your job duties, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and by the Chief Executive Officer of the Company.

8.          Outside Activities.  During the term of your employment, you agree that you will not engage in any other employment, consulting or other business activity that would conflict with the Company's core business. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

9.          Federal Immigration Law. As required by federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States (including, without limitation a Form 1-9 and a valid social security number). Such documentation must be provided to us within three (3) business days of your date of hire. or our employment relationship with you will be terminated.

710 N Post Oak Road, Suite 512, Houston, TX  77024

10.          ARBITRATION. IN THE EVENT OF ANY DISPUTE OR CLAIM RELATING TO OR ARISING OUT OF OUR EMPLOYMENT RELATIONSHIP, YOU AND THE COMPANY AGREE THAT ALL SUCH DISPUTES SHALL BE FULLY AND FINALLY RESOLVED IN THROUGH THE ARBITRATION PROCESS WHICH WILL BE FULLY PAID FOR BY THE COMPANY. THE ARBITRATION SHALL BE CONDUCTED BY AN ARBITRATOR(S) PROVIDED BY AN IMPARTIAL THIRD-PARTY. HOWEVER, BOTH PARTIES AGREE THAT THE ALTERNATE DISPUTE RESOLUTION PLAN SHALL NOT APPLY TO ANY DISPUTES OR CLAIMS RELATING TO OR ARISING OUT OF THE MISUSE OR MISAPPROPRIATION OF THE COMPANY'S TRADE SECRETS, PROPRIETARY INFORMATION OR OTHER PROPERTY.

11.   Entire Agreement. This offer letter and the Confidential Information and Limited Noncompetition Agreement set forth the terms of your employment with the Company and supersede and replace any prior understandings or agreements, whether oral or written. This offer letter may not be modified or amended except by express written agreement that is signed by you and by the Chief Executive Officer of the Company. This offer, if not accepted, will expire at the close of business on Friday, April 21, 2017.

We are very excited about your decision to join our team, and hope that you find the foregoing terms acceptable. To indicate your agreement with these terms and acceptance of our offer, please sign and date this letter and the attached Confidential Information and Limited Non-competition Agreement in the spaces provided and return them to me. A duplicate original of this offer letter is enclosed for your records.

Sincerely,

PETROLIA ENERGY

By: ________________________________

Zel C Khan, CEO

I HAVE READ AND HEREBY ACCEPT THIS OFFER OF EMPLOYMENT:

Signature: ___________________________

James E Burns

Dated:  April 18, 2017

Enclosures:           Duplicate Original Letter and
Confidential Information Agreement

710 N Post Oak Road, Suite 512, Houston, TX  77024